Exhibit 99.1
Calgon Carbon To Acquire Japanese Joint Venture
PITTSBURGH, PA — February 12, 2010 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has signed a definitive agreement to acquire the shares of Calgon Mitsubishi Chemical Corporation (“CMCC”) which it does not currently own. CMCC is a joint venture between Calgon Carbon Corporation and Mitsubishi Chemical Corporation (“MCC”). In 2008, CMCC recorded sales of approximately ¥6.8 billion ($67 million).
Under the terms of the definitive agreement, Calgon Carbon will increase its current 49% ownership interest in CMCC to 80% at the closing, which is currently expected to occur on March 31, 2010. At closing, the company will be renamed Calgon Carbon Japan (“CCJ”). Calgon Carbon will acquire the remaining 20% interest in CMCC on or about March 31, 2011.
The total purchase price of the MCC shares, subject to adjustment for changes in net asset value, is ¥951,000,000 (approximately $10.6 million). Of the total, ¥722,810,146 will be paid at the closing on March 31, 2010, and ¥228,189,854 will be paid in March 2011. Calgon Carbon will also assume MCC’s share of CMCC’s debt which is estimated to be ¥714,000,000 ($7.9 million). The closing is subject to certain conditions typically associated with this type of transaction.
CMCC provides a full-range of outsourced activated carbon products to the Japanese market, including coal-based, granular activated carbon produced at Calgon Carbon’s manufacturing facilities in the U.S. and China. Although by country Japan ranks second worldwide in the consumption of activated carbon, no coal-based activated carbon is currently manufactured there.
CMCC also produces and sells reactivated carbon in Japan, and included in the purchase price is a reactivation facility in Fukui, Fukui Prefecture, which is currently owned and operated by the joint venture company.

Commenting on the announcement, Leroy M. Ball, Calgon Carbon’s chief financial officer, who has served on the joint venture’s board of directors since its formation, said, “We are very excited about the opportunity to obtain sole ownership of a profitable business in a major geographical market with which we have had first-hand operating experience. And equally important, we expect to retain the majority of the workforce and leverage their experience to complement our existing Asian organization.”
John S. Stanik, Calgon Carbon’s president and chief executive officer added, “This is an important acquisition for our company. It represents a major step in implementing our strategic initiative to increase Calgon Carbon’s presence in Asia, and significantly strengthens our core capability in that region.”
“We expect the acquisition to be immediately accretive. However, our goals are to increase sales and profitability by introducing activated carbon products and services in Japan that are already well established throughout the world.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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